Exhibit 99.1

For Release: August 3, 2007

Contact: Gerald Coggin, Sr. VP of Corporate Relations

Phone: (615) 890-2020 ext. 1405

NHR reports second quarter income

MURFREESBORO, Tenn. -- National Health Realty, Inc., (AMEX: NHR) a long-term health care real estate investment trust, announced net income for the quarter ended June 30, 2007 of $2,948,000 compared to $2,933,000 in the comparable quarter of  last year.

For the three months ended June 30, 2007 net income per share was 30 cents basic and diluted compared to 29 cents basic and diluted, for the second quarter last year. Basic and diluted funds from operations were 42 cents per share compared to 42 cents basic and diluted, last year.  Revenues for the quarter totaled $5,014,000 compared to $4,980,000 last year.

For the six months ended June 30, net income was $5,891,000 compared to $6,036,000 for the same six months last year.  Net income per share was 59 cents basic and diluted compared to 61 cents basic and diluted last year.  Funds from operations per share were 83 cents basic and diluted compared to 86 cents basic and diluted in 2006.  Revenues for the six months totaled $10,096,000 compared to $10,143,000 for the same period of the prior year.

“Quarterly operating results are in line with Company expectations and include merger related costs of approximately $189,000”, said NHR President Robert Adams.  “We are currently focusing our efforts on our proposed merger with National HealthCare Corporation that is expected to be completed in the fall.”

NHR owns the real property of 16 skilled nursing facilities, six assisted living centers and one retirement center. NHR also owns first and second mortgage notes having a carrying value of approximately $12.2 million. These notes are secured by operating skilled nursing facilities and other health care properties. Additional information including NHR’s most recent press releases may be obtained on NHR’s web site at www.nationalhealthrealty.com.  The company trades on the American Stock Exchange with the symbol NHR.

Statements in this press release that are not historical facts are forward looking statements. NHR cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHR’s best judgment as of the date of this release.

NHR reports second quarter income

Condensed Statement of Income (unaudited)
(in thousands, except share and per share amounts)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2007	2006	2007	2006
Revenues:
Rental income	$ 4,490	$ 4,444	$ 9,052	$ 9,072
Mortgage interest income	524	536	1,044	1,071
	5,014	4,980	10,096	10,143
Expenses:
Interest	133	152	271	301
Depreciation of real estate	1,340	1,423	2,681	2,846
General and administrative	458	304	983	539
	1,931	1,879	3,935	3,686
Income before minority interest in consolidated
subsidiaries and non-operating income	3,083	3,101	6,161	6,457

Non-operating income (investment & interest income)	223	190	447	315

Minority interest in consolidates subsidiaries	(358)	(358)	(717)	(736)

Net Income	$ 2,948	$ 2,933	$ 5,891	$ 6,036

Net income per common share:
Basic	$ 0.30	$ 0.29	$ 0.59	$ 0.61
Diluted	$ 0.30	$ 0.29	$ 0.59	$ 0.61

Funds from operations:
Basic	$ 4,142	$ 4,201	$ 8,280	$ 8,572
Diluted	$ 4,142	$ 4,201	$ 8,280	$ 8,572

Funds from operations per common share:
Basic	$ 0.42	$ 0.42	$ 0.83	$ 0.86
Diluted	$ 0.42	$ 0.42	$ 0.83	$ 0.86

Weighted average common shares:
Basic	9,956,260	9,943,199	9,954,074	9,941,341
Diluted	9,971,430	9,946,835	9,970,050	9,946,697

Common dividends declared	$ 0.3325	$ 0.3325	$ 0.6650	$ 0.6650

Balance Sheet Data
(in thousands)
	June 30	Dec. 31,
	2007	2006
Real estate properties, net	$106,682	$109,363
Mortgages receivable	12,216	12,541
Long-term debt	7,900	8,750
Stockholders' equity	111,454	112,385

NHR reports second quarter income

	Three Months Ended		Six Months Ended
	June 30		June 30
	2007	2006	2007	2006
	(in thousands)		(in thousands)

Net income applicable to common stockholders	$ 2,948	$ 2,933	$ 5,891	$ 6,036
Adjustments:
Real estate depreciation	1,340	1,423	2,681	2,846
Minority interest in NHR/OP, L.P. share of add back
for real estate related depreciation	(146)	(155)	(292)	(310)
Funds from operations applicable to common stockholders	$ 4,142	$ 4,201	$ 8,280	$ 8,572

Basic funds from operations per share	$ 0.42	$ 0.42	$ 0.83	$ 0.86
Diluted funds from operations per share	$ 0.42	$ 0.42	$ 0.83	$ 0.86

Weighted average shares:
Basic	9,956,260	9,943,199	9,954,074	9,941,341
Diluted	9,971,430	9,946,835	9,970,050	9,946,697

NHR reports second quarter income

National Health Realty, Inc.
Portfolio Summary
June 30, 2007
(dollars in thousands)

PORTFOLIO STATISTICS
		Number of		Investment
		Properties	Investment	Percentage
	Mortgage loan receivables	5	$ 12,216	10%
	Equity ownership	23	106,682	90%
	Total real estate portfolio	28	$118,898	100%

MORTGAGE LOAN RECEIVABLES
		Number of	Number
		Properties	of Beds	Investment
	Nursing homes	5	714	$ 12,216

EQUITY OWNERSHIP
		Number of	Number
		Properties	of Beds	Investment
	Nursing homes	16	1,908	$ 64,594
	Assisted living	6	488	28,421
	Retirement homes	1	58	13,667
		23	2,454	$ 106,682

	Total Real Estate Portfolio	28	3,168	$ 118,898

SUMMARY OF FACILITIES BY TYPE
		Number of	% of	Total
		Properties	Total $	Dollars
	Nursing homes	21	64.60%	$ 76,810
	Assisted living	6	23.90%	28,421
	Retirement homes	1	11.49%	13,667
		28	100.00%	$ 118,898

SUMMARY OF FACILITIES BY STATE
						Percent
			Assisted		Investment	Total
		LTC	Living	Retirement	Amount	Portfolio
1	Florida	8	3		52,594	44.23%
2	Tennessee	2	2	1	31,934	26.86%
3	South Carolina	7			25,768	21.67%
4	Indiana	3			3,361	2.83%
5	Alabama		1		3,112	2.62%
6	Missouri	1			2,129	1.79%
		21	6	1	118,898	100.00%